Exhibit 8.1

List of Significant Subsidiaries of the Registrant

Significant Subsidiaries	Place of Incorporation
Beijing Autozi Management Consulting Service Co., Ltd.	PRC
Autozi Chifu Auto Services (Beijing) Co., Ltd.	PRC
Autozi Supply Chain Management (Beijing) Co., Ltd.	PRC
Autozi Auto Services (Changsha) Co., Ltd. (Formerly known as Autozi Auto Services Co., Ltd.)	PRC
Autozi Baofu Auto Services (Changsha)Co., Ltd.	PRC
Autozi Internet Technology (Changsha) Co., Ltd.	PRC
Baicheng Auto Services (Henan) Co., Ltd.	PRC
Autozi Baofu Auto Services (Beijing) Co., Ltd.	PRC
Autozi Internet Technology Co., Ltd.	PRC
Quantum Data Technology (Beijing) Co., Ltd.	PRC
Autozi E-Commerce (Kunshan) Co., Ltd.	PRC
Autozi Internet Technology (Hunan) Co., Ltd.	PRC
Autozi Technology (Shenzhen) Co., Ltd. (Formerly known as Quantum Commercial Factoring (Shenzhen) Co., Ltd.)	PRC
Beijing Autozi Dashoubi Auto Services Co., Ltd.	PRC